                                                                  EXHIBIT 99.2.3

              SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF
                             THE VIRGINIA ALLIANCE

          You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Virginia Alliance" and such entity's financial statements and notes thereto included in this document for a further explanation of the financial data summarized below.

Virginia Alliance

          We have set forth below selected historical financial data of the Virginia Alliance:

          . as of, and for the years ended, December 31, 1997, 1998 and 1999, derived from the audited financial statements and notes thereto of the Virginia Alliance, which have been audited by McGladrey & Pullen, LLP; and

          . as of, and for the six-month periods ended, June 30, 1999 and 2000, derived from the unaudited financial statements and notes thereto, of the Virginia Alliance, which, in the opinion of its management, include all adjustments necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for six-month periods are not necessarily indicative of results that might be expected for the entire fiscal year.

                                                                                                 Six Months
                                                  Year Ended December 31,                       Ended June 30,
                                     ------------------------------------------------   ----------------------------
                                          1997              1998           1999             1999             2000
                                      -------------     ------------   ------------     ------------     -----------
                                                                      (in thousands)             (unaudited)
Statement of Operations:
 Operating revenues:
   Subscriber revenues .............      $      72       $   1,739       $   7,957       $   3,756       $   5,793
   Wholesale revenues ..............              2           2,176           3,904           1,821           3,836
   Equipment revenues ..............             44             730           1,516             606             798
                                          ---------       ---------       ---------       ---------       ---------
      Total operating revenues .....            118           4,645          13,377           6,183          10,427
                                          ---------       ---------       ---------       ---------       ---------

Operating expenses:
   Cost of sales ...................            315           3,010           5,864           2,851           4,465
   Maintenance and support .........            757           5,167           6,638           3,357           4,054
   Depreciation and
     amortization ..................            686           7,041           7,770           4,695           3,855
   Customer operations .............          1,444           5,729           8,685           3,853           4,770
   Corporate operations ............            234           2,111           2,517           1,343           1,623
                                          ---------       ---------       ---------       ---------       ---------
      Total operating expenses .....          3,436          23,058          31,474          16,099          18,767
                                          ---------       ---------       ---------       ---------       ---------

 Operating loss ....................         (3,318)        (18,413)        (18,097)         (9,916)         (8,340)
   Interest income (expense):
   Interest income .................             --              --             262              --              --
   Interest expense ................           (163)         (4,131)         (6,390)           (219)           (329)
   Senior credit facility ..........             --              --              --          (2,559)         (4,005)
   Series A redeemable preferred
    interest .......................           (471)         (1,871)         (1,914)           (952)           (974)
                                          ---------       ---------       ---------       ---------       ---------
      Net loss .....................      $  (3,952)      $ (24,415)      $ (26,139)      $ (13,646)      $ (13,648)
                                          =========       =========       =========       =========       =========
 Balance Sheet Data (end of period):
   Cash and cash equivalents .......      $     159       $      60       $      64       $      62       $      65

   Total assets ....................         92,160         104,316         120,842         116,603         115,910
   Long-term debt ..................         34,722          90,301         131,478         100,379         129,654
   Series A redeemable
   preferred stock .................         13,542          14,345          15,192          12,860          15,632
   Members' equity (deficit) .......          9,093         (12,321)        (33,461)        (20,967)        (42,109)

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                RESULTS OF OPERATIONS OF THE VIRGINIA ALLIANCE

OVERVIEW

       The Virginia PCS Alliance, L.C. was organized in 1994 to offer personal communications services in central and western Virginia. Operations commenced in September 1997, prior to which the Virginia Alliance was in the development stage. Its major activities through September 1997 were limited to acquiring PCS radio spectrum licenses, designing and constructing a personal communications system and obtaining equity capital. The Virginia Alliance owns PCS radio spectrum licenses for markets covering 1.7 million POPs. The Virginia Alliance has generated significant operating losses since it began operations and anticipates continued operating losses at least through 2000.

       Revenues

       The Virginia Alliance's revenues are generated from:

       . subscriber revenues, including monthly access, usage, long distance and service fees billed to users of our digital wireless network;

       . wholesale revenues derived from providing access to our PCS network to other communication services providers; and

       .  sales revenues derived from direct sales of handsets and accessories.

       Operating Expenses

       The Virginia Alliance's operating expenses include:

       . cost of sales, including equipment costs, usage-based access charges, long distance, roaming charges, and other direct costs;

       . maintenance and support expenses, including PCS network operations and construction, switching, engineering, and related general and administrative costs;

       . depreciation and amortization of property and equipment, PCS spectrum licenses and other deferred costs;

       . customer operations expenses, including taxes other than income, executive, planning, information management, accounting and finance, human resources, external relations, legal, purchasing, and general and administrative costs.

       Other Income (Expenses)

       The Virginia Alliance's other income (expenses) are generated (incurred) from interest income and expenses.

Results of Operations

Three and Six Months Ended June 30, 2000 compared to Three and Six Months Ended June 30, 1999

        Overview

        Net loss decreased $.8 million or 11% from $7.1 million for the three months ended June 30, 1999 to $6.3 million for the three months ended June 30, 2000. Net loss was unchanged at 13.6 million for the six months ended June 30, 1999 and the six months ended June 30, 2000. EBITDA increased $.7 million or 26% from a negative $2.6 million for the three months ended June 30, 1999 to a negative $1.9 million for the three months ended June 30, 2000. EBITDA increased $.7 million or 14% from negative $5.2 million for the six months ended June 30, 1999 to negative $4.5 million for the six months ended June 30, 2000. Operating loss decreased $1.4 million or 28% from $5.1 million for the three months ended June 30, 1999 to $3.7 million for the three months ended June 30, 2000. Operating loss decreased $1.6 million or 16% from $9.9 million for the six months ended June 30, 1999 to $8.3 million for the six months ended June 30, 2000.

        These results reflect an increase in subscribers of 19,972, from 21,064 as of June 30, 1999 to 41,036 as of June 30, 2000. This growth came from internal growth and expansion in the Virginia Alliance's markets. Start up losses and customer acquisition costs associated with the addition of new subscribers slowed improvement in operating cash flows. Network operations and support cost increased as a result of significant network expansion.

Operating Revenues

        Operating revenue increased $2.2 million or 66% from $3.4 million for the three months ended June 30, 1999 to $5.6 million for the three months ended June 30, 2000. Operating revenue increased $4.2 million or 69% from $6.2 million for the six months ended June 30, 1999 to $10.4 million for the six months ended June 30, 2000.

        Subscriber Revenues. Subscriber revenues increased $1.0 million or 47% from $2.2 million for the three months ended June 30, 1999 to $3.2 million for the three months ended June 30, 2000. This increase was primarily due to subscriber growth. ARPU decreased $6.93 or 14% from $50.78 for the three months ended June 30, 1999 to $43.85 for the three months ended June 30, 2000. Subscriber revenue increased $2.0 million or 54% from $3.8 million for the six months ended June 30, 1999 to $5.8 million for the six months ended June 30, 2000. ARPU decreased $11.52 or 21% from $54.61 for the six months ended June 30, 1999 to $43.09 for the six months ended June 30, 2000. The decline in ARPU was primarily the result of pricing pressures caused by increased competition, changes in rate plans and growth in prepay calling plans.

        Wholesale Revenues. Wholesale revenue increased $1.1 million or 110%, from $1.0 million for the three months ended June 30, 1999 to $2.1 million for the three months ended June 20, 2000. Wholesale revenue increased $2.0 million or 111% from $1.8 million for the six months ended June 30, 1999 to $3.8 million for the six months ended June 30, 2000. This increase was primarily due to wholesale minutes associated with new wholesale agreements entered into in the third quarter of 1999. Wholesale agreements with other PCS service providers increased revenues because the Virginia Alliance became the preferred provider of roaming services for Sprint and Horizon within the majority of the Alliance's service area.

        Equipment Revenues. Equipment revenue increased $.1 million or 53% from $.2 million for the three months ended June 30, 2000 to $.3 million for the three months ended June 30, 2000. Equipment revenue increased $.2 million or 32% from $.6 million for the six months ended June 30, 1999 to $.8 million for the six months ended June 30, 2000. This increase was due to an increase in gross subscriber additions and management initiatives to increase accessory sales.

Operating Expenses

        Operating expenses increased $.8 million or 10% from $8.5 million for the three months ended June 30, 1999 to $9.3 million for the three months ended June 30, 2000. Operating expenses increased $2.7 million or 17% from $16.1 million for the six months ended June 30, 1999 to $18.8 million for the six months ended June 30, 2000. Handset and other equipment costs together with additional customer support expenses related to subscriber growth represented this increase. Network expansion and enhancement also contributed to the period to period changes.

        Cost of Sales. Cost of sales increased $1.1 million or 100% from $1.1 million for the three months ended June 30, 1999 to $2.2 million for the three months ended June 30, 2000. Cost of sales increased $1.6 million or 57% from $2.9 million for the six months ended June 30, 1999 to $4.5 million for the six months ended June 30, 1999. Handset and accessory costs related to subscriber growth increased $.8 million for the 3 month period and $1.1 million for the six months ended June 30, 2000. Variable operation costs including usage based access, long distance and directory assistance increased $.2 million and $.3 million in the three and six month periods, respectively. Roaming charges paid to other carriers increased $.1 million in the three months ending June 30, 2000 and $.2 million in the six months ending June 30, 2000.

         Maintenance and Support Expense. Maintenance and support expense increased $.1 million or 3% from $2.0 million for the three months ended June 30, 1999 to $2.1 million for the three months ended June 30, 2000. Maintenance and support expense increased $.7 million or 21% from $3.4 million for the six months ended June 30, 1999 to $4.1 million for the six months ended June 30, 2000. This increase was primarily due to increases in access, rents and maintenance costs associated with the addition of 50 cell sites during the period June 30, 1999 to June 30, 2000, and other network enhancements, which included the addition of switching equipment upgrades and central base station controllers.

        Depreciation and Amortization. Depreciation and amortization decreased $.7 million or 30% from $2.5 million for the three months ended June 30, 1999 to $1.8 for the three months ended June 30, 2000. Depreciation and amortization decreased $.8 million or 18% from $4.7 million for the six months ended June 30, 1999 to $3.9 million for the six months ended June 30, 2000. This decrease is primarily due to the sale of 59 towers with a combined book value of $8.8 million in March and April 2000. The gain on the tower sale was deferred and is being recognized, for book purposes, over a ten-year period.

        Customer Operations Expense. Customer operations expense increased $.3 million or 11 % from $2.1 million for the three months ended June 30, 1999 to $2.4 million for the three months ended June 30, 2000. Customer operations expense increased $.9 million or 24% from $3.9 million for the six months ended June 30, 1999 to $4.8 million for the six months ended June 30, 2000. Advertising and marketing expenses increased $.1 million and $.4 million for the three and six month periods, respectively. Selling expenses including commissions, retail store operations and warehousing grew $.1 million and $.2 million for the three and six month periods, respectively. The increase in expense reflects the addition of five retail stores. Customer service and billing costs increased $.1 million for the three months ended June 30, 2000 and $.3 million for the six months ended June 30, 2000 to support the increase in subscribers.

        Corporate Operations Expense. Corporate operations expense increased $.1 million or 21% from $.7 million for the three months ended June 30, 1999 to $.8 million for the three months ended June 30, 2000. Corporate operations expense increased $.3 million or 21% from $1.3 million for the six months ended June 30, 1999 to $1.6 million for the six months ended June 30, 2000. The increases were primarily related to executive, accounting, and general and administrative costs to support the business expansion.